Exhibit 4.19

Occupancy Service Agreement

(*The English content is for reference only, the actual legal benefit is mainly the original)

This Agreement is entered into by and between the following parties in Jimei District, Xiamen City on January 25, 2022.

Party A: Qingwa Incubator Co., Ltd

Address: Unit 104, No. 168 Fengqi Road, Phase III Software Park,Xiamen

Legal Representative/Authorized Representative: Jianfeng Liu

Party B: Xiamen Pop Culture Co., Ltd

Address: Unit 836, No. 5, Mucuo Road, Huli District, Xiamen City

Legal representative/Authorized Representative: Zhuoqin Huang

Whereas:

Qingwa Innovation Community is a new type business accelerator integrating “entrepreneurship, office, life, entertainment and social interaction”. It provides (business) incubation space, entrepreneurship training, entrepreneur apartment and entrepreneur alliance joint services to help start-ups grow and build the first building blocks for young entrepreneurs.

Based on the principle of equality and free will, Party A and Party B have reached the following agreement through friendly negotiation:

I. Office Space Occupancy Services

1.1 Party A agrees that Party B shall enter and occupy the premises provided by Party A for office work and provide Party B with entrepreneurial office space and entrepreneurial services during the period agreed herein.

1.2 The office space provided by Party A to Party B is located on the 3rd floor of Qingwa Entrepreneurship Base, No. 168 Fengqi Road, Phase III Software Park, Torch High-tech Zone, Xiamen (excluding Unit 302 with its the public area), including Unit 301, Unit 303 and Unit 304, with a total floor area of about 2,065 square meters including shared area.

II . Occupancy period

2.1 The term of settling is 3 years, starting from March 01, 2022 and ending on February 28, 2025.

III. Occupancy Fees

3.1 Fees and Payment of fees

3.1.2 The occupancy fee shall be paid in installments every six months, and the payment amount for each installment is RMB300,000.00 (in words: RMB THREE HUNDRED THOUSAND ONLY). The first installment fee shall be paid within 3 working days after the signing of this Agreement. Besides the first installment fee, the fees for each subsequent installment shall be paid within 10 days before the beginning of this installment. Party A shall issue a special Value-Added Tax invoice to Party B within 3 working days after receiving the full amount of the fee paid by Party B. The tax point is 5%

3.1.3 Fee adjustment: Starting from the second year, the annual Occupancy fee is RMB52,000 / month, that is, from March 1, 2023 to February 28, 2024, and the payment amount for each period is RMB312,000; The annual Occupancy fee from the third year is RMB54,000 / month, namely from March 1, 2024 to February 28, 2025, and the payment amount for each period is RMB324,000.

3.2 Other Expenses

3.2.1 During the period of occupancy, Party B shall bear the property management fee, public maintenance fee, water and electricity utilities fee, etc. The payment standard is as follows:

3.2.2 The property management fee shall be paid according to the fee standard published by the property management company, which is currently RMB2.50 per square meter per month;

3.2.3 The property management fee shall be paid according to the charging standard published by Xiamen Price Bureau, which is RMB0.5 square meters per square meter per month at present;

3.2.4 Party B shall bear the water and electricity charges generated by the occupied premises and the shared water and electricity charges generated during the occupancy period in accordance with the charge standard published by Xiamen Water Bureau and Electric Power Bureau.

3.2.5 The above property management fee, public maintenance fee, and utilities fee shall be duly paid by Party B to Party A according to the payment time notified by Party A.

3.3 If Party B enters the premises before the commencement date of the occupancy period set forth in Article 2 hereof, the above fees shall be paid from the actual entry date of Party B. If Party B fails to pay the above fees after 7 working days overdue, the fee will be calculated at the rate of 3/1000 per day plus a late fee.

3.4 Party B shall bear all taxes and fees related to its business in accordance with the law.

3.5 The aforesaid fees and security deposit shall be remitted or deposited into the following bank account designated by Party A:

Account name: Qingwa Incubator Co., Ltd

Bank name: China Merchants Bank Co., Ltd. Xiamen Wuyuanwan Sub-Branch

Account number: [*]

IV. Performance Bond

4.1 Party B shall, within 3 working days from the date of signing this Agreement, pay to Party A a performance bond equivalent to three months’ occupancy fee, namely RMB150,000. During the period of occupancy, Party B shall not pay the deposit to compensate the fees and other expense payments payable. If Party B breaches this Agreement during performance, Party A shall have the right to deduct the compensation and related expenses from the performance bond. If the bond is insufficient, Party A shall have the right to recover the compensation from Party B.

4.2 If the performance bond paid by Party B to Party A is deducted by Party A in advance so that the performance bond paid by Party B to Party A is insufficient to the amount of the performance bond required under this Agreement, Party B shall make up the insufficient amount. If Party B terminates this Agreement in advance for its own reasons or Party A terminates this Agreement according to law or according to the Agreement due to Party B’s breach of contract, Party A shall have the right to deduct the corresponding liquidated damages from the performance bond.

4.3 After the expiration of this Agreement, if Party B paid in full all owed rent to Party A, and the property management fees and all other fees resulted from the occupancy, and returned the premises to Party A according to the provisions of this Agreement and there is no other breach, then after the termination of this Agreement and within 7 working days of all handover formalities between Party A and Party B, the performance bond shall be returned to Party B with no interest.

4.4 If Party B’s registered address is at the occupied premises within 3 days after termination of the Agreement or expiration of the Agreement, Party B shall make sure to submit the registration procedures of registration change for the occupied premises; failing which, Party A shall have the right not to refund the performance bond.

V. Delivery, Renovation and Repair of the Occupied Site

5.1 Delivery

Party A shall deliver the premises to Party B as-is, and Party B agrees to apply for occupancy of the premises and facilities as-is.

5.2 Renovation and Repair

(1) Party B has the right to carry out any decoration and renovation of the occupied premises during the period of occupancy, which shall be subject to written consent of Party A. The renovation and decoration of the occupied premises must comply with the relevant state regulations on fire control and building safety control. Party B shall bear all the renovation and decoration expenses. Party B shall compensate Party A for any damage to the premises occupied caused by its decoration, renovation and maintenance.

(2) Party B shall guarantee that its decoration works shall not damage the appearance, internal structure and supporting facilities of the Qingwa Innovation Community Building, or affect the normal work of the occupants in the Qingwa Innovation Community Building: otherwise, Party B shall be responsible for restoring the affected premises to its original state, and shall be liable for compensation for any damage caused.

(3) During the term hereof, Party B shall be responsible for the daily maintenance of the occupied premises. Party B’s maintenance and repair obligations of the occupied premises mainly include the damage caused by Party B, wear and tear by normal use, and maintenance of the equipment installed by Party B.

VI. Return of the Occupied Premises

6.1 Upon termination or rescission of the Agreement, Party B shall return the occupied premises to Party A, and the occupied office premises shall be restored to its normal state upon return. If the building structure of the occupied premises at the time of return by Party B is different from that at the time of delivery by Party A, Party B shall be responsible for restoring the occupied premises to its original state and bear all related costs.

6.2 Upon termination or rescission of the Agreement, Party B shall leave the premises on the date of termination or rescission of the Agreement.. If any movable property is not cleared from the premises within 3 days, then such property is regarded as abandoned by Party B. Party A has the right, in the presence of and under witness of the representative of the property management agency, to dispose of the remaining property, and shall have the right to require Party B to u bear any necessary fees and expenses resulted from the disposal of the remaining property.

6.3 When Party B returns the premises, Party A shall not make any compensation for all the decoration expenses of Party B: all fixed equipment and fittings installed on the premises shall not be removed by Party B, and Party A shall not make any compensation thereof.

6.4 Party B shall not dismantle any decoration facilities on the occupied premises that may damage the building structure or safety without Party A’s consent. Otherwise, Party B shall assume the repair responsibility and compensate all losses in case of any damage to the building.

VII. Use Requirements of the Occupied Premises

7.1 Party B shall diligently abide by the relevant laws, regulations and policies of the state, conduct lawful operations and accept the supervision and inspection of the relevant agencies. If Party B fails to comply with relevant state laws, regulations, and relevant rules and regulations formulated by Party A, it shall bear all responsibilities arising therefrom.

7.2 Party B shall obtain the written consent of Party A to carry out all publicity and marketing activities in the name of “Qingwa Innovation Community” and “Qingwa Entrepreneur Common Space”, and shall not engage in any activity that will damage the image of Party A and the “Qingwa Innovation Community”. Otherwise, the disputes arising therefrom shall be resolved by Party B; Party B shall compensate Party A or Entrepreneur Common Space for any loss caused therefrom.

7.3 Party B shall use the premises strictly according to the Agreement. Party B shall not be used for any production purposes such as assembly and processing; Party B shall not install production assembly workshop and warehouse; Party B shall not change the use of the premises without authorization; Party B shall not take up public area; Party B shall not be engaged in experiment or production that endanger personal safety and public security, or produce noise or odor; all chemical experiments must be reported to the management department of Party A for approval. Party B shall report to Party A’s management department when it introduces, installs, and moves out equipment, and shall not move out equipment, office equipment, and furniture at will.

7.4 Party B shall strictly comply with the provisions of the Xiamen Fire Control Regulations; Party B shall use fire, electricity, and gas in a safe manner; Party B shall set up fire control facilities, and shall not occupy or block the safety evacuation passageway and emergency exits, and strictly implement the corresponding management procedures. if any safety incident such as fire accident occurs during the occupancy, then Party B assume liability.

7.5 If billboards, signboards, light boxes and other outdoor advertisements need to be set up outside the premises during the period of occupancy, Party B shall abide by the relevant management procedures of the campus and submit relevant applications in advance. After exiting the lease, Party B shall restore to the original condition.

7.7 If Party B’s improper use or management causes damaging accidents to the premises and its affiliated facilities, resulting in property loss or personal injury, Party B shall bear all legal liabilities. Party B shall be responsible for the loss and damage of the properties in the occupied area caused by Party B’s sole responsibility.

7.8 During the period of occupancy, Party B shall not sublet, lend, or transfer a part or all use of the office premises to others by other means such as joint venture or cooperative operation with others without Party A’s written consent and relevant procedures. Party B shall otherwise be deemed to be in breach of contract and Party A shall have the right to terminate this Agreement immediately and hold Party B liable for breach of contract.

7.9 Party B shall pay the occupancy fee, property management fee, public share fee, public maintenance fund and other expenses in full and on time. Party B shall not fail to pay or underpay the above fees for any reason, otherwise, Party B shall be liable for breach of contract according to the relevant terms of this Agreement.

7.10 If Party B infringes upon the personal and property rights of others in the course of business operation, Party B shall be liable for such infringement. Party A shall have the right to claim compensation from Party B if any third party seeks compensation from Party A.

7. 11 Without the written consent of Party A, Party B shall not change the industry type. If Party B changes the industry type after obtaining the written consent of Party A, Party B shall ensure that the new industry type is is in line with the industry types set by Party A, namely the industries in big data, artificial intelligence, digital creativity, e-commerce, smart city and mobile Internet.

7.12 Party B shall comply with the management procedures and relevant property management regulations such as the “Enterprise Management Regulations of the Xiamen Software Park”, as well as the new management system and property management regulations of the campus issued after the signing of this Agreement.

7.13 Party B shall, during the period of occupancy in the Park, enjoy the exclusive right to use the premises and affiliated facilities as agreed herein. Party B shall be responsible for the maintenance and annual review of the premises and guarantee that upon termination of the Agreement, along with the premises the special equipment shall be returned to Party A in normal operational condition, except for the natural wear and tear of the premises, and Party A shall have the right to inspect and supervise them.

7.14 Party B shall take good care of the premises during the period of occupancy. If the premises is damaged due to non-natural wear and tear, Party B shall be responsible for the maintenance, and the costs shall be borne by Party B. If the premises is difficult to repair, Party B shall compensate for the corresponding losses.

VIII. Liability for Breach of Contract

8.1 If Party B fails to pay the fees, performance bond, or other fees agreed in Article 3 hereof, it shall be liable for liquidated damages equal to 3/1000 of the overdue amount per day if the payment is delayed for 7 working days.

8.2 If Party B fails to pay the fees or other fees for more than 30 days without reason, Party A shall have the right to take necessary measures to terminate Party B’s operation, by means such as power outage, water supply cut-off, the cessation of property service, and other measures. Party B shall have no objection to the above measures and shall bear any liabilities arising therefrom.

IX. Termination of the Agreement

9.1 After the Agreement comes into force, both parties shall not terminate the contract at will, otherwise the breaching party shall bear the liquidated damages in the amount of the fees of three months (calculated on the basis of the monthly fee at the time of self-termination).If Party B unilaterally terminates the contract in advance, returns the leased unit, or moves out the leased unit, the bond paid by Party B to Party A shall not be returned, and Party B shall additionally pay Party A liquidated damages equal to the fee for three-month, calculated at the fee level of the current period upon the termination.

9.2 Under any of the following circumstances, Party A shall have the right to unilaterally terminate the Agreement and Party B shall bear the liquidated damages equal to three months occupancy fee (calculated based on the monthly service fee at the time of termination). If Party A’s losses thus incurred exceed the above-mentioned liquidated damages, Party A shall also have the right to ask Party B to compensate for the excess losses

(1) Party B is more than 30 days overdue in paying service fees or other fees;

(2) Party B demolishes or modifies the occupied premises without Party A’s consent;

(3) Party B changes the use of the occupied premises without Party A’s consent;

(4) During the period of occupancy, Party B changes the industry type without written consent of Party A, or changes into an industry type which is not in line with the industry types set by Party A;

5) Party B pauses or terminates its operation without reason for more than 30 days during the term of the Agreement, or moves out of the premises without authorization;

(6) Party B sublets, transfers, mortgages the premises, or takes any other action that infringes Party A’s legal rights on the premises during the term of occupancy;

(7) Party B stores dangerous goods, or engages in illegal business or criminal activities ,or damages public interests on the premises

(8) Without the written consent of Party A, Party B transfers the whole or part of the occupied office premises to others in the form of subletting, lending, or through joint venture or cooperative operation with others;

9) Party B violates the provisions of this Agreement, and fails to complete the rectification within a reasonable time limit specified by Party A after Party A notifies Party B in writing;

(10) The business activities of other occupants are damaged or interrupted for more than seven days due to reasons of Party B.

(11) Party B commits major violations of law, regulations, or other events, causing adverse impacts on Party A and the campus.

X. Liability Exempted:

10.1 When the performance of this Agreement is affected by the adjustment of state laws, regulations, and local policies;

10.2 Due to earthquake, fire accident (external), and other natural disasters, and other force majeure factors.

XI. Dispute resolution

In case of any discrepancy between this Agreement and the Contract Law of the People’s Republic of China, the Contract Law of the People’s Republic of China shall prevail. In case of any dispute between Party A and Party B over this Agreement, if no agreement can be reached through negotiation, either party shall have the right to file a lawsuit with the people’s court at the place where Party A is located according to law.

XII. Others

12.1 Party A and Party B may enter into a supplementary contract in accordance with the principles set forth herein, and the supplementary contract shall have the same effect as this Agreement. In case of any inconsistency between the supplementary contract and this Agreement, the supplementary contract signed later in time shall prevail.

12.2 This Agreement is made in triplicate, with Party A holding two copies and Party B holding one copy, all of which shall have the same legal effect.

12.3 This Agreement shall come into force upon being signed and sealed by both parties.

Appendix: If Party B is a legal person, a copy of business license and ID card of legal representative shall be provided.

If Party B is a natural person, a copy of the ID card shall be provided.

Party A: Qingwa Incubator Co., Ltd

(sealed)

Legal Representative/Authorized Representative:

/s/ Jianfeng Liu
2022. 1.25 (dated)

Party B: Xiamen Pop Culture Co., Ltd

(sealed)

Legal representative/Authorized Representative:

/s/ Zhuoqin Huang(signed)